QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

SUBSIDIARIES OF INTERNATIONAL MULTIFOODS CORPORATION

        The following is a list of the Company's subsidiaries as of February 29, 2004, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Name of Subsidiary	Jurisdiction of Incorporation
IMC North America, Inc.	Delaware
IMC U.S., Inc.	Delaware
Multifoods Brands, Inc.	Delaware
Multifoods Manufacturing, Inc.	Delaware
RHM Corporation	Nova Scotia
RHM Management Inc.	Ontario
RHM Canada LP	Ontario
Robin Hood Multifoods Corporation	Nova Scotia
Gourmet Baker Inc.	Ontario
Multifoods Limited	Ontario
980964 Ontario Limited	Ontario
Fantasia Confections, Inc.	California
Martha White Foods, Inc.	Delaware
Multifoods Bakery Distributors, Inc.	Delaware
Multifoods Bakery International, Inc.	Delaware
Inversiones 91060, C.A.	Venezuela
Multifoods, Inc.	Delaware
Multifoods, Inc.	Minnesota

QuickLinks

SUBSIDIARIES OF INTERNATIONAL MULTIFOODS CORPORATION